? ? ? ? ? ? ?? ? ? ? ? ? ? ? ? ? ? ? ? 1 September 20, 2017 Dear Fellow Stockholder: I am pleased to announce that today, September 20, Griffin Capital Essential Asset REIT II (“GCEARII”) commenced a follow-on offering of its common stock in an effort to raise additional equity and acquire more properties to add to our already strategically diversified portfolio. As you are aware, to date we have built an outstanding portfolio comprised of 27 properties representing 7.34 million square feet of space and totaling $1.12 billion of acquisition cost. Our properties have a weighted average lease duration of nearly 11 years and approximately 80% of our net income is generated by tenants and/or a ‘parent’ with an investment grade rating. Though we are pleased with the portfolio we have assembled, both the GCEARII management team and board of directors believe that in order to maximize stockholder value and enhance monetization optionality (for example, a listing or a merger), we need more breadth, depth and scale to the portfolio, hence, the follow-on offering. This letter is intended to notify you of the launch of the follow-on offering, highlight certain of the changes in share structure we believe will benefit existing stockholders and further explain our rationale relating to the same. NO ACTION IS REQUIRED BY YOU. In our initial offering for GCEARII we provided investors three alternative classes of shares, Class A, T and I, and we are required by regulators to update our net asset value (or NAV) per share on an annual basis. By contrast, the follow-on offering will deploy share class structures commonly referred to as ‘Daily NAV’ share classes, which structure requires us to establish a new NAV per share on a daily basis. This daily frequency now applies to all share classes and provides all stockholders significantly greater visibility and transparency to our net asset value per share. The new Daily NAV share classes allow for redemptions on a quarterly basis at a recently determined NAV after being held for one year. The existing stockholders, however, are still subject to the share redemption program as outlined in the prospectus when you acquired your shares. In short, there is a one-year lock out period from the date of your purchase and, subsequently, you may redeem at the lesser of your per share purchase price or the per share NAV at 90% in year two, 95% in year three and 97.5% in year four. Thereafter, you will have the same share redemption options as provided to the Daily NAV stockholders which is the ability to redeem at 100% of the then NAV per share. Whereas you will not have the same degree of liquidity in the short term relative to the new Daily NAV brokerage share classes, you will earn an effectively higher distribution. Exhibit 99.1

? ? ? ? ? ? ?? ? ? ? ? ? ? ? ? ? ? ? ? 2 We also included other structural enhancements that will inure to all stockholders including: • A reduction in the asset management fees paid to the advisor, which fee percentage is now a function of equity under management as opposed to assets under management • Elimination of fees paid to the advisor to acquire and/or dispose of properties • A restructured performance fee that aligns the advisor’s interests with GCEARII’s overall financial performance The combination of reduced fees and meaningfully reduced operating expenses will, on a relative basis, improve the overall financial performance of GCEARII. We believe that this will, in turn, drive a more favorable stockholder outcome. Please note that, as a result of the follow-on offering and in an effort to avoid confusion, we have ‘re-designated’ the existing Class T and Class I shares (there is no change to the Class A shares) – in other words, we are changing the name of the share classes from Class T to Class AA and Class I to Class AAA. This ‘re-designation’ is also effective today, September 20th. This is simply a change in the name of your share class; the value of your investment and the characteristics of the share classes will not be affected in any way. For investors participating in the REIT’s distribution reinvestment plan, no action is required as your instructions will be carried forward. Also starting today, you can track the daily changes in net asset value of your share class. To view the net asset value of each share class, go to the Daily NAV tab on our website at: www.essentialassetreit2.com, or utilize the ticker symbol to obtain the prior day’s NAV. Investors may also view the NAV by accessing their account through our investor login at www.griffincapital.com. If you need further information, please contact Investor Services at 888.926.2688. We are excited about the new changes to our offering and look forward to raising additional capital and growing the portfolio. We will continue to keep you apprised on a quarterly basis of our progress through our SEC filings and earnings calls. As always, we appreciate your support. Very truly yours, Kevin A. Shields Chairman and CEO Griffin Capital Essential Asset REIT II, Inc. Your Existing Share Class Name Your New Share Class Name Symbol A A ZGEAAX T AA ZGEAQX I AAA ZGEAPX